EX – 99. – (h)(9)

SUB-ADMINISTRATION AGREEMENT

This SUB-ADMINISTRATION AGREEMENT (the “Agreement”) made this 1 day of June, 2006, between Mercantile Capital Advisors, Inc. (the “Administrator”), a Maryland corporation, having its principal place of business at Two Hopkins Plaza, Baltimore, Maryland 21201 and BISYS FUND SERVICES OHIO, INC. (“BISYS”), an Ohio corporation, having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

WHEREAS, the Administrator and BISYS entered into a Sub-Administration Agreement dated October 25, 2002, as amended on September 26, 2003 (the “2002 Agreement”), whereby BISYS agreed to assist Administrator in performing certain administration services for Mercantile Funds, Inc. (the “Company”), which has continued in effect through the date hereof;

WHEREAS, pursuant to separate agreement between BISYS and the Company dated January 30, 2004, the sub-administration fees under the 2002 Agreement were amended and consolidated with the fees under the Fund Accounting and Blue Sky Services Agreement between BISYS and the Company dated October 25, 2002 (the “2002 Fee Adjustment Agreement”);

WHEREAS, the Administrator desires to correct the 2002 Fee Adjustment Agreement and pay BISYS for the services rendered from February 1, 2004 through May 31, 2006 in the aggregate amount of $75,012 in accordance with the terms of this Agreement;

WHEREAS, the Administrator also desires that BISYS continue to perform certain administration services, as well as perform certain financial administration and tax services for the Company and each investment portfolio thereof (individually referred to herein as the “Fund” and collectively as the “Funds”), which are listed on Schedule A hereto; and

WHEREAS, BISYS is willing to perform such services on the terms and conditions and the new fees set forth in this Agreement; and

WHEREAS, BISYS and Administrator wish to enter into a new Agreement in order to set forth the terms under which BISYS will perform certain of the administration services set forth herein for the Administrator.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the Administrator and BISYS hereby agree as follows:

1. Retention of BISYS

(a) The Administrator hereby appoints BISYS, subject to the supervision, direction and control of the Company’s Board of Directors (the “Board”), to furnish the services described in Schedule B hereto (the “Services”).

(b) Administrator hereby represents and warrants to BISYS that this Agreement has been disclosed to the Board, and that Administrator has provided all such information to the Board as may be appropriate (or as has been requested by the Board) in connection with the Board’s review or approval of the arrangements contemplated under this Agreement, including amounts expended by the Administrator under this Agreement.

(c) BISYS shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Administrator or the Company in any way and shall not be deemed an agent of the Administrator or the Company.

2. Allocation of Charges and Expenses

(a) BISYS. BISYS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform the Services. BISYS shall also provide the items that it is obligated to provide under this Agreement; provided, however, that unless otherwise specifically provided, BISYS shall not be obligated to pay the compensation of any employee of the Administrator or the Company retained by either of them to perform services.

(b) The Administrator. The Administrator acknowledges that it will continue to perform all services required to be performed by it as the Administrator under its agreement with the Company (the “Administration Agreement”), except those services as are required to be performed by BISYS hereunder, including the Services. The Administrator assumes and shall pay or cause to be paid all other expenses of the Administrator and the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, Prospectuses, Statements of Additional Information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, salaries, fees and out-of-pocket expenses of its own, the Company’s officers, directors and employees, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

3. Compensation

(a) Administration Fee. (i) For the Sub-Administration Services rendered, the facilities furnished and the expenses assumed by BISYS pursuant to the 2002 Agreement, Administrator shall pay BISYS $75,012 for services rendered by BISYS pursuant to the 2002 Agreement from February 1, 2004 through May 31, 2006, due on the date this Agreement is executed. (ii) For the services to be rendered, the facilities furnished and the expenses assumed by BISYS pursuant to this Agreement, the Administrator shall pay BISYS compensation at an annual rate of 0.75 bps of the average daily net assets of the Company paid monthly. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, BISYS’s compensation for that part of the month in which this Agreement is in effect shall be prorated based on the number of days the contract was in effect for such month relative to the number of days in the month.

In addition to the foregoing, the Administrator shall promptly reimburse BISYS for all of its reasonable out-of-pocket expenses, including, but not limited to, travel and lodging expenses incurred by officers and employees of BISYS in connection with attendance at (i) Board meetings and (ii) any other meetings for which such attendance is requested or agreed upon by the parties (except when such officers and employees of BISYS are otherwise attending such Board meetings or other meetings as representatives of the Company’s distributor, transfer agent or fund accountant).

(b) Survival of Compensation Rights. All rights of compensation under this Agreement for services performed through the termination date shall survive the termination of this Agreement.

4. Standard of Care; Uncontrollable Events; Limitation of Liability

(a) The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against it hereunder. BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Administrator for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law that cannot be waived or modified hereby.

(b) BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Administrator’s reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS’s reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

(c) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5. Activities of BISYS

The services of BISYS rendered hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and shareholders of the Administrator and the Company are or may be or become interested in BISYS as shareholders or otherwise, and that directors, officers and employees of BISYS and its affiliates are or may be or become similarly interested in the Administrator or the Company.

6. Duration of this Agreement; Liquidated Damages

(a) Notwithstanding the date on which this Agreement is executed, the Administrator and BISYS agree that this Agreement shall be effective as of June 1, 2006 and shall continue in effect for one year and eight months from the date thereof, until January 31, 2008 (the “Initial Term”). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods (“Rollover Periods”). This Agreement may be terminated by either party at any time by provision of written notice provided at least sixty (60) days prior to the desired termination date.

(b) Notwithstanding the foregoing provision of this Section 6, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement with the consent of the Administrator, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Administrator upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Administrator, in addition to the fees and disbursements provided by Article 3 hereof, the amount of all of BISYS’s reasonable cash disbursements in connection with BISYS’s activities in effecting such termination, including without limitation, the delivery to the Administrator and/or the Company’s distributor or investment adviser and/or other parties of the Administrator’s and/or the Company’s property, records, instruments and documents.

7. Assignment and Sub-Contracting

This Agreement and the rights and duties hereunder shall not be assignable by either party without the written consent of the other party. Notwithstanding the foregoing, BISYS may, utilize agents in its performance of services, and may appoint in writing other parties qualified to perform the administration services contemplated hereunder (each, an “Assistant Sub-Administrator”), provided BISYS provides the Administrator and the Company with not less than 30 days’ advance written notice and the party is reasonably acceptable to the Company. BISYS shall not, however, be relieved of any of its obligations under this Agreement by the appointment of any Assistant Sub-Administrator and BISYS shall be responsible, to the extent provided in Article 5 hereof, for all acts of any Sub-Administrator as if such acts were its own. Unless the Company otherwise agrees, it shall not be responsible for any additional fees or charges as a result of BISYS’s use of agents or appointment of an Assistant Sub-Administrator beyond the compensation BISYS would be entitled to hereunder if BISYS performed such services itself. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

8. Indemnification

The Administrator agrees to indemnify and hold BISYS harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including amounts paid under any indemnification obligations it has to others) (collectively, “Losses”) arising out of or in any way relating to BISYS’s actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Administrator, the Company, or the Company’s investment adviser, fund accountant or custodian; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties; and further provided that prior to confessing or settling any claim against it which may be the subject of this indemnification, BISYS shall give the Administrator written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

BISYS shall indemnify, defend, and hold the Administrator harmless from and against any and all Losses resulting directly and proximately from BISYS’s willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby.

The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

9. Certain Records

BISYS shall keep and maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the Investment Company Act of 1940 (the “1940 Act”) which are prepared or maintained by BISYS on behalf of the Administrator shall be prepared and maintained at the expense of BISYS, but shall be the property of the Company and will be surrendered promptly to the Administrator on request.

BISYS may at its option at any time, and shall promptly upon the Administrator’s demand, turn over to the Administrator and cease to retain the files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Administrator, such documents and records shall be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Administrator unless the Administrator authorizes in writing the destruction of such records and documents.

In case of any request or demand for the inspection of such records by another party, BISYS shall notify the Administrator and follow the Administrator’s instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records in any case where (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or legal process, or (iv) BISYS is requested to make a disclosure by the Administrator. BISYS shall provide the Administrator with reasonable advance notice of disclosure pursuant to items (i), (ii), and (iii) of the previous sentence, to the extent reasonably practicable.

10. Insurance

BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Administrator, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Administrator should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. BISYS shall notify the Administrator of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Administrator should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

11. Legal Advice; Reliance on Prospectuses and Instructions

BISYS may apply to the Administrator at any time for instructions and may consult with counsel for the Administrator and with accountants and other experts with respect to any matter arising in connection with BISYS’s duties hereunder, and BISYS shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. BISYS shall notify the Administrator at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS’s responsibilities and duties pursuant to this Agreement. After so notifying the Administrator, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Administrator unless relating to a matter involving BISYS’s willful misfeasance, bad faith, negligence or reckless disregard of BISYS’s responsibilities and duties.

As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statements of Additional Information of the Company relating to the relevant Funds to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Company unless BISYS receives written instructions to the contrary in a timely manner from the Administrator.

Also, BISYS shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Administrator or the Company or any amendment of the Company’s Articles of Incorporation until receipt of written notice thereof from the Administrator.

12. Notices

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail or by a nationally-recognized overnight delivery service to the party required to be served with such notice at the following address: if to the Administrator, to David L. Meyer, Senior Vice President, Mercantile Capital Advisors, Inc., Two Hopkins Plaza, Baltimore, Maryland 21201 with a copy to Office of the General Counsel, Mercantile Capital Advisors, Inc., Two Hopkins Plaza, Baltimore, Maryland 21201; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

13. Governing Law

This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

14. Representations and Warranties

(a) The Administrator represents and warrants to BISYS that: (i) this Agreement has been duly authorized by the Administrator and, when executed and delivered by the Administrator, will constitute a legal, valid and binding obligation of the Administrator, enforceable against the Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) it is party to a valid and currently in effect Administration Agreement with the Company pursuant to which it has the power, among other things, to enter into this Agreement and delegate to BISYS the Services.

BISYS represents and warrants that: (i) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the records and other data of the Company and BISYS’s records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder, and (ii) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

15. Privacy

Nonpublic personal financial information relating to consumers or customers of the Administrator provided by or at the direction of the Administrator to BISYS, or collected or retained by BISYS in the course of performing its duties shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Administrator or as required or permitted by law. BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Administrator. The Administrator represents to BISYS that it has adopted a statement of its privacy policies and practices as required by the Securities and Exchange Commission’s Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

16. Miscellaneous

(a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto. The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Administrator (other than an officer who is also an officer or employee of BISYS) does not conflict with or violate any requirements of the Company’s Articles of Incorporation, By-Laws or then-current Prospectuses, or any rule, regulation or requirement of any regulatory body.

17. Survival

Sections 3, 4, 6(b), 8, 9, 12, 13, 15 and 16 shall survive termination of this Agreement with respect to occurrences during the term hereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

MERCANTILE CAPITAL ADVISORS, INC.

By:	/s/ David L. Meyer
Name:	David L. Meyer
Title:	COO, IWM

BISYS FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President

SCHEDULE A

TO THE SUB-ADMINISTRATION AGREEMENT

BETWEEN MERCANTILE CAPITAL ADVISORS, INC.

AND BISYS FUND SERVICES OHIO, INC.

Effective June 1, 2006

Company: Mercantile Funds, Inc.

Funds:

Prime Money Market Fund

Government Money Market Fund

Tax-Exempt Money Market Fund

Growth & Income Fund

Limited Maturity Bond Fund

Maryland Tax-Exempt Bond Fund

International Equity Fund

Diversified Real Estate Fund

National Tax-Exempt Bond Fund

Total Return Bond Fund

Equity Growth Fund

Equity Income Fund

Tax-Exempt Limited Maturity Bond Fund

Capital Opportunities Fund

SCHEDULE B

TO THE SUB-ADMINISTRATION AGREEMENT

BETWEEN MERCANTILE CAPITAL ADVISORS, INC.

AND BISYS FUND SERVICES OHIO, INC.

Effective June 1, 2006

1.	Sub-Administration Services:

•	Develop Portfolio Summaries and Investment Adviser Checklists, based on trading restrictions listed in the Funds’ Prospectuses, Statements of Additional Information and applicable regulations, to document investment restrictions.

•	Create a list (“Test List”) of necessary or advisable compliance tests and identify which tests can be made by BISYS and which must be made by the Administrator.

•	Research exceptions (as noted in a daily e-mail from the Company’s fund accountant) for any compliance issues.

•	Report compliance exceptions for each Fund to such persons as the Administrator directs.

•	Complete monthly compliance testing on all Funds in accordance with the Test List. Prepare month-end compliance package detailing the results of such testing to be delivered to the Administrator for review.

•	Complete monthly testing on the number of shares authorized (as set forth in the Company’s Articles of Incorporation as the same may be amended from time to time) against the number of shares outstanding in each class of each fund.

•	Complete quarterly compliance testing in accordance with the Test List and run data checks for system information accuracy based on fund accounting documents.

•	Complete a quarterly compliance letter and matrix of compliance test results for each Fund to be used for reporting to the Board.

•	Collect and report to the Administrator and the Board information related to (i) transactions reportable under Rules 17a-7, 10f-3 and 17e-1 under the 1940 Act, (ii) transactions reportable pursuant to Section 4(2) of the Securities Act of 1933 and Rule 144A thereunder, and (iii) transactions in securities the portfolio managers determine are illiquid. Such information will be included in the Investment Adviser Checklist.

•	Provide Compliance Manuals and perform, at least annually, portfolio compliance training for portfolio managers and compliance personnel as requested by the Administrator.

•	Review all registration statements to ensure they meet regulatory requirements.

•	Provide guidance on investment advisory and investment company compliance issues as requested by the Administrator.

•	Review and report to the Administrator and the Board quarterly regarding Fund trading commissions, including confirmation by brokers that trades are allocated based on best execution.

•	Review weekly and report quarterly to Board regarding value of and deviation from mark-to-market value of money market Funds.

•	Prepare documents as requested by SEC and independent auditors in the ordinary course of business and usual regulatory oversight.

2.	Financial Administration Services:

•	Coordinate printing and distribution of the annual and semiannual reports.

•	Prepare, review and file annual and semiannual Fund reports in accordance with all applicable rules and regulations, subject to review by the Company’s counsel and the annual audit by Company’s Independent Accountants, including:

•	Schedules of Investments

•	Statements of Assets and Liabilities

•	Statements of Operations

•	Statements of Changes in Net Assets

•	Statements of Cash Flow (if necessary)

•	Financial Highlights

•	Notes to Financial Statements

•	Tax disclosure information

•	Performance information for line graphs

•	Review of other financial data included in annual and semiannual reports

•	Shareholder meeting results

•	Directors’ and officer information

•	Any additional information that may be required by rule or regulation

•	Prepare, review and file Form N-SAR.

•	Prepare, review and file Form N-CSR.

•	Prepare, review and file Form 24f-2.

•	Coordinate and facilitate acquisition and maintenance of NASDAQ ticker symbols.

•	Prepare and file Form 1099 MISC for the Company’s Directors and vendors.

•	Assist with the design, development, and operation of the Funds, including new classes and accounting policies.

•	Calculate and review the following performance calculations:

•	Total return

•	Distribution yield (if requested)

•	Total return with sales charges (if applicable)

•	After-tax performance calculations

•	Other performance calculations as may be reasonably required, now or hereafter.

•	Respond to requests from independent fund accountants related to Fund audits and other Fund related business.

•	Review materials and reports prepared by the Company’sauditors, and materials prepared by the Company’s counsel which are submitted to BISYS.

•	Prepare, review and file Form NQ.

3.	Tax Services:

•	Identify and track book-tax differences.

•	Support annual and semi annual report process by preparing and reviewing the following:

•	Return of Capital/Statement of position disclosures.

•	Tax-related footnote disclosures.

•	Prepare and review the following:

•	Fiscal and excise tax provisions (including all book/tax adjustments) in accordance with the Internal Revenue Code and any applicable rules or regulations.

•	Calculation and declaration of income/capital gain distributions (in compliance with income/excise tax distribution requirements) in accordance with the Internal Revenue Code and any applicable rules or regulations.

•	Year-end re-characterizations, return of capital, foreign tax credit and tax exempt percentages for Form 1099.

•	Year-end shareholder reporting requirements (including but not limited to income by state, income by country, income by source (U.S. Treasury and Government Agency securities income and asset percentages, alternative minimum tax and dividends-received deduction information) and coordination of printing/mailing as appropriate and filing Forms 1099-DIV and 1099-MISC.

•	Wash sale calculations.

•	Internal Revenue Code qualification, including asset diversification, good income and distribution tests.

•	60-day notice information (Foreign Tax Credit, Long term capital gain designation, tax exempt income, Dividend Received Deduction, qualified dividend income).

•	Review all dividend declarations to ensure that such distributions are not “preferential” under the Internal Revenue Code.

•	Advise the Funds for personal holding company status subsequent to year end review.

•	Review complex corporate actions.

•	Calculate the “qualified dividend income” for all ordinary income distributions.

•	Apply for tax identification numbers

**	For an additional charge of $2,000 per Fund, BISYS will prepare and review Federal, state and excise tax returns (Form 8613), including execution and filing of same (including filings by extended due dates) in accordance with the Internal Revenue Code and any applicable rules or regulations.